EXHIBIT 99.1

Blue Capital Comments on Second Quarter 2016 Catastrophe Events

HAMILTON, Bermuda — July 14, 2016 — Blue Capital Reinsurance Holdings Ltd. (NYSE:BCRH); (“Blue Capital”) has announced its initial estimate of the net negative financial impact in the second quarter from the Fort McMurray wildfires in Canada, the convective storms in Texas and Europe and the Kumamoto earthquake in Japan to be $5.1 million. The initial estimated net negative financial impact includes the sum of net loss and loss adjustment expenses and reinstatement premiums assumed as follows:

Estimated Net Negative Financial Impact of 2nd Quarter 2016 Catastrophe Events
(amounts in millions of United States dollars)

Net loss and loss adjustment expenses	$5.8
Less: reinstatement premiums	(0.7)

Estimated net negative financial impact to Blue Capital	$5.1

Blue Capital’s estimate is largely derived from a combination of its proprietary catastrophe modeling, standard industry models, a review of in-force contracts and preliminary indications from clients and brokers. To date, reported claims as a result of these events have been limited; accordingly, the actual impact may ultimately differ materially from initial estimates.

About Blue Capital

Blue Capital, through its operating subsidiaries, offers collateralized reinsurance in the property catastrophe market, leveraging underwriting expertise and infrastructure from established resources. Underwriting decisions and operations and other management services are provided to Blue Capital by Blue Capital Management Ltd., a subsidiary of Endurance Specialty Holdings Ltd. (NYSE:ENH), a recognized global specialty provider of property and casualty insurance and reinsurance and a leading property catastrophe and short tail reinsurer since 2001. Additional information can be found in Blue Capital’s public filings with the Securities and Exchange Commission or at www.bcapre.bm.

Contact

Investor Relations

Phone: +1 441 278 0988

Email: investorrelations@endurance.bm

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